April 9, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Merchants & Manufacturers Bancorporation, Inc. scheduled for 1:30 P.M. local time on Monday, May 14, 2007 at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin. The meeting will take place in Wehr Hall. For your convenience, a map of Alverno College is provided on the back of the Proxy Statement. Wehr Hall is building number 2 on the map. Please enter parking lot A at the southwest corner of the Alverno campus from Morgan Avenue.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders.

Your Board of Directors and the Merchants and Manufacturers Bancorporation, Inc. management team look forward to greeting you and discussing the condition of your Corporation with you.

Whether or not you plan on attending the meeting, please be sure to sign, date and return the enclosed proxy card so that your shares will be represented. You may vote your shares via telephone or the internet as well as by following the instructions set forth on the enclosed proxy card. If you attend the meeting, you may revoke your proxy and vote in person if you prefer. The Board of Directors joins me in hoping that you will attend.

Sincerely yours,

Michael J. Murry
Chairman of the Board of Directors and
Chief Executive Officer

Enclosure

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 14, 2007

TO THE SHAREHOLDERS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC:

The Annual Meeting (the "Annual Meeting") of Shareholders of Merchants and Manufacturers Bancorporation, Inc. ("Merchants"), will be held at Alverno College, Wehr Hall, 3401 South 39th Street, Milwaukee, Wisconsin, on Monday, May 14, 2007, at 1:30 p.m., local time, for the purpose of considering and voting on:

1.
The election of three Directors to serve until the annual meeting of shareholders in the year 2010 as Class III Directors and one Director to serve until the annual meeting of shareholders in the year 2009 as a Class II Director. Management's nominees are named in the accompanying Proxy Statement.

2.	Such other business as may properly come before the meeting and all adjournments thereof.

Shareholders of record at the close of business on March 27, 2007 are entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting in person.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope. It is important that your shares be represented at the meeting, whether your holdings are large or small. If you do attend the meeting, or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

The Board recommends a vote FOR item 1.

New Berlin, Wisconsin	By Order of the Board of Directors of
April 9, 2007	Merchants and Manufacturers Bancorporation, Inc.

                    Michael J. Murry, Chairman of the Board of Directors
             and Chief Executive Officer

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
5445 South Westridge Drive, P.O. Box 511160, New Berlin, WI 53151

PROXY STATEMENT
ANNUAL MEETING - MAY 14, 2007

VOTING OF PROXIES AND REVOCABILITY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Merchants and Manufacturers Bancorporation, Inc., hereinafter called “Merchants” or the “Corporation,” to be voted at the Annual Meeting of Shareholders to be held on Monday, May 14, 2007, at 1:30 P.M., local time, at Alverno College, Wehr Hall, 3401 South 39th Street, Milwaukee Wisconsin, and at any adjournment(s) thereof (the “Annual Meeting”).

The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by Merchants. No solicitation of proxies other than by mail is contemplated, except that directors, officers or employees of Merchants or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. This Proxy Statement and the accompanying proxy are being sent to Merchants' shareholders commencing on or about April 9, 2007.

Shares owned through participation in Merchants' Dividend Reinvestment Plan will be included on the Proxy you receive and will be voted in accordance with your instructions in the same manner as shares registered in your own name. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals.

The presence, in person or by proxy, of a majority of the shares of Merchants Common Stock, $1.00 par value per share (the “Common Stock”), outstanding on the record date is required for a quorum, with respect to the matters on which action is to be taken at the Annual Meeting. Under Wisconsin law, directors are elected by plurality, meaning the four individuals receiving the largest number of votes are elected as directors. Abstentions and broker non-votes (shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted “FOR” the election of management's nominees listed in the attached proxy as directors.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Merchants a written revocation or a duly executed proxy bearing a later date. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person, if they so desire. Shareholders of record can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 11:59 p.m. (eastern time) on the day before the annual meeting date. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on March 27, 2007 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Merchants entitled to be voted at the Annual Meeting consist of shares of its Common Stock of which 3,660,739 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on all matters. The Common Stock carries no cumulative voting rights.

SHAREHOLDER PROPOSALS

Any shareholders desirous of including any proposal in Merchants' 2008 Proxy Statement for the next regularly scheduled annual meeting of shareholders of Merchants in accordance with Rule 14a--8 must submit their proposal, in writing, at Merchants' executive offices no later than December 11, 2007 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in Merchants' 2008 Proxy Statement. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission (“SEC”).

Proposals submitted other than pursuant to Rule 14a-8 that are not intended for inclusion in Merchants' 2008 Proxy Statement will be considered untimely if received after February 24, 2008. If a shareholder gives notice of such a proposal after this deadline, SEC rules allow Merchants' proxy holders discretionary voting authority to vote against the shareholder proposal to the extent it is properly presented for consideration at the 2008 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The only person known by Merchants to beneficially own more than 5% of the outstanding shares entitled to vote at the Annual Meeting is identified in the following table. The table lists such person's percentage ownership based on 3,660,739 shares outstanding as of January 19, 2007.

Name and Business Address	Common Stock Beneficially Owned	Percent of Shares Outstanding

Tontine Financial Partners, L.P. (and certain affiliates) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	330,159 (1)	9.02%
_______________

(1) Tontine Financial Partners, L.P. and certain affiliates (collectively, “Tontine”) filed a Schedule 13G/A on February 13, 2007, amending a Schedule 13G/A filed on February 14, 2006, reporting that as of December 31, 2006, Tontine beneficially owned 330,159 shares of Common Stock with shared voting and investment power over all such shares.

ANNUAL REPORT

The 2006 Annual Report of Merchants, which includes financial statements for the years ended December 31, 2006, 2005, and 2004, as well as the Form 10-K filed with the SEC, has been mailed concurrently with this proxy statement to shareholders as of the Record Date. The Annual Report does not constitute a part of the proxy material.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors of Merchants is divided into three classes designated as Class I, II and III, with each class of directors serving staggered three-year terms. The term of office of directors in Class III expires at the Annual Meeting. Additionally, the term of office of one Class II director expires at the Annual Meeting. At the Annual Meeting, shareholders will elect three Class III directors to serve until Merchants' 2010 annual meeting of shareholders and one Class II director to serve until the Merchants' 2009 annual meeting of shareholders and until their successors are elected and qualified. All of the nominees for directors are currently directors of Merchants. Harold Mueller, a former member of Merchants Class II Directors, resigned as a director effective August 4, 2006. Richard Bemis, the nominee for Class II director, was appointed as a director effective March 2, 2007.

The four nominees have consented to serve, if elected, and at the date of this Proxy Statement, Merchants has no reason to believe that any of the named nominees will be unable to serve. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the four nominees listed below.

The information presented below as of January 19, 2007 is based in part on information received from the respective persons and in part on the records of Merchants.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as Class III directors and a Class II director.

Nominees for Class III Directors
(term expiring in 2010)

Michael J. Murry, Age 61, Chief Executive Officer of Merchants since January 2005 and from 1982 until 1998, Chairman of the Board of Directors of Merchants since 1992, Director of Merchants since 1982 and President of Merchants from April 2005 to January 2006; Director of Franklin State Bank since 1992; Director of Grafton State Bank since 2000; Director of Community Bank Financial since 2002; and Director of Lincoln State Bank from 1983 to 2005.

William L. Adamany, Sr., Age 65, co-founder and member of Star-IOWA LLC, an operator of multi-plex movie theaters, and co-founder and President of AGT Enterprises, Inc., Prairie du Chien, WI, an operator of multi-plex theaters, since 1984; Director of Merchants since 2004; Director of Fortress Bank since 2004. Chief Executive Officer of Prairie City Bank, Prairie du Chien, WI, from 1974 to 1997 and Chairman of the Board of F&M Bank from 1997 to 2000.

Nicholas S. Logarakis, Age 65, President, The Logarakis Group, Inc., Franklin, WI, a diversified holding company, since 1967; Director of Merchants since 1982; Chairman of the Board of Lincoln State Bank since 1992 and Director of Lincoln State Bank since 1977; Chairman of the Board of Community Financial Group Financial Services, Inc. since 2002.

Nominee for Class II Director
(term expiring in 2009)

Richard C. Bemis, Age 77, retired florist; Director of Wisconsin State Bank 1978 to December 2006, Chairman of Wisconsin State Bank since January 2007; Member of the Sheboygan County Board since 1981.

DIRECTORS CONTINUING IN OFFICE

Class I Directors (term expiring in 2008)

J. Michael Bartels, Age 67, President, Bartels Management Services, Inc., Milwaukee, WI, a real estate development and management company, since 1976; Director of Franklin State Bank since 1982; Director of Merchants since 1995; Director of Community Financial Group Financial Services, Inc. since 2002.

Thomas J. Sheehan, Age 68, President of Blarney Stone Consulting, LLC, a consulting firm, since 2004; Chairman of the Board of Grafton State Bank since 1998, President and Chief Executive Officer of Grafton State Bank from 1989 to 2001; Director and Vice Chairman of Merchants since 2000; Chairman of the Board of Community Financial Group Mortgage, Inc. since 2002; Director of Lincoln State Bank and Franklin State Bank from 2000 to 2004.

Rodney T. Goodell, Age 66, President of Goodell Rentals Inc., a rental property management firm, since 1993; President of Mid Valley Industries, LLC, a mid-sized machine shop, from 2003 to 2005; Chairman of the Board of Community Bank Financial since 2002 and Director of Community Bank Financial since 1987; Director of Merchants since 2002.

James A. Sass, Age 64, President, Max A. Sass Funeral Home, since 1975; Director of Merchants since 1993; Director of Lincoln State Bank since 2002; Director of Lincoln Community Bank from 1987 to February 19, 2002, the effective date of the merger of Lincoln Community Bank and Lincoln State Bank.

Class II Directors
 (term expiring in 2009)

Steven R. Blakeslee, Age 56, President of Blakeslee Rural Septic & Soil Testing Inc., a septic and soil testing company, since 1980; President of DITECH LTD., a land use consulting firm, since 1990; President of Blakeslee Land & Cattle, a sole proprietorship which deals in registered cattle, non-metallic mining, timber and real estate transactions, since 1973; Chairman of The Reedsburg Bank since 2004, Director of The Reedsburg Bank from 1994 to 2004 and Vice President of The Reedsburg Bank from 1996 to 2004; Director of Merchants since 2004.

Sister Joel Read, Age 81, President Emerita of Alverno College since 2004; President of Alverno College from 1968 to 2003; Director of Merchants since 2004.

Donald A. Zellmer, Age 73, Owner of Ridgeview Farms, Inc., New Glarus, WI; retired Partner of Ernst & Young LLP in 1990; served as Chairman of the Board of Directors and Chief Executive Officer of Fortress Bancshares, Inc., from 2001 to 2002; Director of Merchants since 2002.

EXECUTIVE OFFICERS The information provided below as of January 19, 2007 is with respect to executive officers of Merchants who are not directors of Merchants.

Name, Age	Principal Occupation
James F. Bomberg Age: 62
Executive Vice President of Merchants since 2006; Chief Lending Officer of Merchants since 2005; President and Chief Executive Officer of Community Financial Group, Inc. since 2004; Director of Franklin State Bank since 2000; President and Director of Merchants from 1994 to 2004; Chief Executive Officer of Merchants from 1998 to 2004; Director of Lincoln State Bank from 2000 to 2005.

Edward H. Cichurski* Age: 65	President and Director of Community Financial Group Financial Services, Inc. since 2000; Chairman of the Board of Community Financial Group, Inc. since 2005; Director of Merchants from 2003 to 2004.
Charles P. Heffernan Age: 49	Executive Vice President and Chief Credit Officer of Merchants since 2004; Senior Vice President and Division Head with U.S. Bank from 1999 to 2004.
Conrad C. Kaminski Age: 72
President of Merchants since 2006; President of Lincoln State Bank from 1994 to 1998 and reelected as President from 2003 to 2005; director of Lincoln State Bank from 1992 to 2005; Executive Officer of Merchants from 1998 to 2003.

Frederick R. Klug Age: 35
Executive Vice President and Chief Financial Officer of Merchants since 2005; Vice President of Business Development and Finance of Merchants from 2001 to 2005; Investment Banking Associate with Robert W. Baird & Co. Incorporated, an investment banking and brokerage firm, from 1994 to 2001.

John M. Krawczyk Age: 51	Executive Vice President and General Counsel of Merchants since 2005; Executive Vice President, Secretary and General Counsel of Merchants from 1993 to 2005.
James C. Mroczkowski Age: 46	Executive Vice President and Chief Operating Officer of Merchants since 2005; Executive Vice President and Chief Financial Officer of Merchants from 1994 to 2005.

*Mr. Cichurski retired effective January 31, 2007. See “Employment Agreement” section for additional information.

John Krawczyk and James Mroczkowski are first cousins.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of January 19, 2007, information as to the beneficial ownership of Common Stock of each continuing director, each nominee for director and each executive officer named in the Summary Compensation Table, individually, and all directors and executive officers of Merchants, as a group.

Merchants has determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of the Common Stock subject to options or warrants that are either currently exercisable or exercisable within 60 days of January 19, 2007 are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of January 19, 2007, Merchants had outstanding 3,660,739 shares of Common Stock.

Name and Other Position with Merchants	Common Stock Beneficially Owned as of January 19, 2007	Percent of Shares Outstanding
William Adamany, Sr.	2,500	*
J. Michael Bartels	45,011 (2)	1.23
Richard C. Bemis	4,230	*
Steven Blakeslee	6,822 (3)	*
James Bomberg (Chief Lending Officer)	35,976 (1),(4)	*
Edward Cichurski (President Community Financial Group Financial Services)	5,841 (1),(5)	*
Rodney Goodell	59,536 (6)	1.63
Charles Heffernan (Chief Credit Officer)	- - -	*
Conrad Kaminski (President)	51,652 (1) ,(7)	1.41
Frederick Klug (Chief Financial Officer)	5,100 (1)	*
Nicholas Logarakis	34,137 (8)	*
Michael Murry (Chairman & CEO of Merchants)	35,932 (1),(9)	*
Sr. Joel Read	- - -	*
James Sass	17,088 (10)	*
Thomas Sheehan (Vice Chairman)	26,479	*
Donald Zellmer	13,203 (11)	*
All Directors and Executive Officers as a group (18 persons)	497,094 (12)	13.58

(1)
Includes shares issuable pursuant to incentive stock option plans exercisable within sixty days of January 19, 2007 as follows: Mr. Bomberg, 4,695 shares, Mr. Cichurski, 1,500 shares, Mr. Kaminski, 2,130 shares, Mr. Mroczkowski, 5,130 shares, Mr. Murry, 8,036 shares, Mr. Krawczyk, 5,130 shares and Mr. Klug 2,100 shares.

(2)	Includes 13,752 shares held in joint tenancy with Mr. Bartels' wife. Mr. Bartels has pledged 24,558 shares as collateral for an outstanding loan.
(3)	Includes 136 shares held in joint tenancy with Mr. Blakeslee's wife.
(4)	Includes 16,005 shares allocated to Mr. Bomberg under the 401(k) Plan. Mr. Bomberg has pledged 15,092 shares as collateral for an outstanding loan.
(5)	Includes 2,697 shares held in trust of which Mr. Cichurski and his wife are joint trustees and 1,643 shares allocated to Mr. Cichurski under the 401(k) Plan.
(6)
Consists of 54,466 shares held in trust of which Mr. Goodell is trustee, 4,870 shares held in the name of Goodell Rental, of which Mr. Goodell is President and 200 shares pursuant to a contractual right to purchase such shares at a price of $12.50 per share through July 11, 2009 from Choice Bank.

(7)
Includes 14,978 shares allocated to Mr. Kaminski under the 401(k) Plan, 271 shares held in joint tenancy with Mr. Kaminski's wife and 101 shares held in joint tenancy with Mr. Kaminski's daughter. Mr. Kaminski has pledged 10,000 shares as collateral for an outstanding loan.

(8)	Includes 16,688 shares held in joint tenancy with Mr. Logarakis' wife, 15,000 shares held in trust for the benefit of Mr. Logarakis and his wife, and 544 shares held in Mr. Logarakis' wife's name.
(9)	Includes 15,958 shares allocated to Mr. Murry under the 401(k) Plan. Mr. Murry has pledged 4,251 shares as collateral for outstanding loans.
(10)	Includes 1,823 shares held in joint tenancy with Mr. Sass' wife and 1,069 shares held in Mr. Sass' wife's name.
(11)	Includes 9,335 shares held in trust of which Mr. Zellmer is trustee and 2,211 shares held in Mr. Zellmer's wife's name.
(12)
Information set forth in footnotes (1) through (11) is incorporated into this footnote by reference. Also, includes 3,142 and 2,213 shares held under the 401(k) Plan for the benefit of Mr. Mroczkowski and Mr. Krawczyk, respectively, and includes 12,795 shares of Common Stock held by a trust of which Mr. Krawczyk is trustee.   Under the rules of the SEC, Mr. Krawczyk may be deemed to have voting and dispositive power as to the shares held by such trust since Mr. Krawczyk is sole trustee.

* denotes less than 1% ownership

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

The Board of Directors held nine meetings during 2006. Each incumbent director attended at least 75% of the meetings of the Board and Board committees on which the director served at the time of the meeting.

The Board of Directors of Merchants has the following committees:

Personnel/Compensation Committee

The overall responsibility of the Personnel/Compensation Committee is to review the performance and compensation of certain senior officers of Merchants and its subsidiaries, including all executive officers of Merchants. In fulfilling its duties, the Personnel/Compensation Committee, among other things, shall:

•	Annually review and approve corporate goals and objectives for purposes of determining the Chief Executive Officer and Chairman of the Board's compensation;

•	Evaluate the Chief Executive Officer and Chairman of the Board's performance in light of those goals and objectives;

•	Set compensation for the Chief Executive Officer and Chairman of the Board based on this evaluation;

•	Administer Merchants' incentive compensation and equity-based compensation plans;

•
Review performance criteria used in evaluating officers of Merchants in terms of compensation, retention, incentive, severance and benefit policies and programs applicable to senior officers of Merchants; and

•	Review and approve employee benefits, bonus, incentive compensation, severance, equity basis or other compensation, or incentive plans.

A copy of the current charter for the Personnel/Compensation Committee is located on Merchants' web site at www.mmbancorp.com. The Personnel/Compensation Committee consists of directors of Merchants and its subsidiary banks. The present members are Messrs. Blakeslee, Blattner, Goodell, Holton, Casimir Janiszewski, Owens, Pamperin, Rude, James Sass, Zellmer, Sister Read (Chairman), Ms. Ryan, and Ms. Monreal-Cameron. All committee members are independent in accordance with the listing standards of the NASDAQ Stock Market. The Personnel/Compensation Committee held three meetings during 2006.

Audit Committee

Under its charter, the Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, maintaining appropriate accounting and financial reporting principals and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.
The duties and responsibilities of the Audit Committee include:

•	Approving the appointment of Merchants' independent auditors and any termination of such engagement;

•	Reviewing the plan and scope of external and internal audits;

•	Reviewing Merchants' significant accounting policies and internal controls;

•	General responsibility for all audit related matters; and

•
Direct responsibility for the appointment, compensation and oversight of the work of Merchants' independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting.

A copy of the current charter for the Audit Committee is available on Merchants' web site located at www.mmbancorp.com. The Audit Committee consists of directors of Merchants and its subsidiary banks. The Audit Committee of the Board of Directors is composed of Messrs. Adamany, Aguilar, Bemis, Blakeslee, Gavin, Holte, Panos, Zellmer (Chairman) and Sister Read. All committee members are independent in accordance with the listing standards of the NASDAQ Stock Market. The Audit Committee held four meetings during 2006.

Marketing Committee

The Marketing Committee assists management with the development of marketing strategies, programs, and spending and execution quality to ensure they are consistent with and sufficient to support Merchants' overall strategy. The members of the Marketing Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Adamany, J. Michael Bartels (Chairman), Theodore Bartels, Heffernan, Frank Janiszewski, McCarville, Papenfuss, Steven Sass, Sheehan, Slezewski, Webb, and Sister Read. The Marketing Committee held two meetings during 2006.

Asset/Liability Management Committee

The Asset/Liability Management Committee monitors the interest rate risk of the interest-earning assets of the subsidiary banks in comparison to their interest-bearing liabilities. The members of the Asset/Liability Management Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Adamany, Kacmarcik, Krambeer, Mirsberger (Chairman), Pamperin, Roloff, Sheehan, Smith, and Uelmen. The Asset/Liability Management Committee held three meetings during 2006.

Operational Risk Committee

The Operational Risk Committee oversees the establishment of policies and procedures and adherence to such policies and procedures to ensure compliance by Merchants and its subsidiaries with laws, rules and regulations applicable to banks and bank holding companies. The members of the Operational Risk Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Chapel, Comstock, Hoffland, Logarakis, Reicks, Roloff, Sarnowski, James Sass, Sharpe (Chairman), and Slezewski. The Operational Risk Committee held two meetings during 2006.

Technology/Operations Committee

The Technology/Operations Committee oversees Merchants' technology development and strategic opportunities to ensure Merchants' information technology and operations programs effectively support Merchants' business objectives and strategies. The members of the Technology/Operations Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. J. Michael Bartels, Bemis, Gapinski, Kaczynski, Kranitz, Logarakis, Olson, Peterson (Chairman), Webb, Wilson and Yoap. The Technology Committee held two meetings during 2006.

Corporate Governance and Nominating Committee

Under its charter, the Corporate Governance and Nominating Committee has the responsibility to assist the Board of Directors with:

•	Identifying qualified candidates to serve on the Board of Directors;

•	Recommending to the Board of Directors candidates for election to the Board of Directors;

•	Considering any nomination for director submitted by shareholders; and

•	Developing, recommending, and periodically reviewing Merchants' Corporate Governance Policies.

A copy of the current charter of the Corporate Governance and Nominating Committee is available on Merchants' web site at www.mmbancorp.com. The Corporate Governance and Nominating Committee consists of directors of Merchants and its subsidiary banks. The present members are Messrs. J. Michael Bartels, Cherek, Goodell, Logarakis (Chairman), Murry, Sheehan, and Zellmer. All Corporate Governance and Nominating Committee members, with the exception of Messrs. J. Michael Bartels, Logarakis, Sheehan and Murry, are independent in accordance with the listing standards of the NASDAQ Stock Market. The Corporate Governance and Nominating Committee did not meet in 2006.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Common Stock is not listed on a stock market, and as a result Merchants is not subject to the listing standards of any market as to the independence of its directors. However, in accordance with the rules of the SEC, Merchants' Board of Directors has reviewed the independence of the nominees for election to the Board at the Annual Meeting and the continuing directors under the applicable standards of a stock market, selecting the NASDAQ Stock Market for this purpose. Based on this review, the Board of Directors determined that each of the following directors was independent under the NASDAQ listing standards:

William L. Adamany Sr.
Richard C. Bemis
Steven R. Blakeslee
Rodney T. Goodell
Sister Joel Read
James A. Sass
Donald A. Zellmer

Merchants' Board of Directors determined that Messrs. Murry, Sheehan, Bartels and Logarakis were not independent in accordance with such standards. Mr. Murry was not independent because he is an executive officer of Merchants. Mr. Sheehan is not independent because Merchants paid him consulting fees in excess of $60,000 during 2006. Mr. Bartels is not independent because he is the managing member of a company that owns certain property which is leased to Merchants and such lease payments exceeded $200,000 during 2006. Mr. Logarakis is not independent because he is the sole owner and the managing member of a company that owns certain property which is leased to Merchants and such lease payments exceeded $200,000 during 2006.

Director Nominations

The Corporate Governance and Nominating Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, Merchants and Manufacturers Bancorporation, Inc., 5445 S. Westridge Drive, P.O. Box 511160, New Berlin, Wisconsin 53151, that sets forth (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of the Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934 and (4) the name and address (business and residence) of the shareholder making the recommendation and the number of shares of the Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. Merchants may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Merchants. Shareholder recommendations will be considered only if received not less than 120 days before the date of the proxy statement sent to shareholders in connection with the previous year's annual meeting of shareholders.

The Corporate Governance and Nominating Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Committee believes that a nominee recommended for a position on Merchants' Board of Directors must have an appropriate mix of characteristics, experience, diverse perspectives, and skills. The Corporate Governance and Nominating Committee will consider new candidates to the Board based on the following: the size and existing composition of the Board; the number and qualification of the candidates; the benefit of continuity on the Board; and the relevance of the candidate's background and experience to the issues facing Merchants.

The Corporate Governance and Nominating Committee has adopted guidelines for evaluating and selecting candidates for election to the Board of Directors. Under these guidelines, each potential director should have:

•	Personal integrity and high ethical character;

•	Accountability and responsiveness;

•	Absence of conflicts of interest;

•	Intellectual perspectives and ideas; and

•	Relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Richard C. Bemis was recommended for appointment to the Board of Directors by the Wisconsin State Bank Board of Directors and appointed to the Board effective March 2, 2007 after consideration by Merchants’ Board of Directors and the Corporate Governance and Nominating Committee.

Communications between Shareholders and the Board of Directors

Merchants has placed on its web site located at www.mmbancorp.com a description of the procedures for shareholders to communicate with the Board of Directors, a description of Merchants' policy for its directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year's Annual Meeting.

Code of Ethics

Merchants has adopted a Code of Ethics that applies to all of its employees, including Merchants' principal executive officer, principal financial officer, and principal accounting officer. A copy of the Code of Ethics is available on Merchants' web site which is located at www.mmbancorp.com. Merchants also intends to disclose any amendments to, or waivers from, the Code of Ethics on its corporate web site.

DIRECTOR COMPENSATION

Directors of Merchants who are not employees of Merchants or any of its subsidiaries are paid fees in the form of an annual retainer which is payable monthly. The amount of the annual retainer is determined based on each individual director's service on subsidiary bank boards, the number of committees served on, and membership on any of Merchants non-bank subsidiary boards. The Chairman of the Audit Committee is paid a retainer fee of $30,000 per year.

The following table discloses information regarding the compensation paid by Merchants to each of its non-employee directors during 2006.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
William L. Adamany Sr.	13,000	---	13,000
J. Michael Bartels	22,500	---	22,500
Steven R. Blakeslee	17,000	21,000[1]	38,000
Rodney T. Goodell	24,000	---	24,000
Nicholas S. Logarakis	24,500	---	24,500
Harold Mueller[2]	8,300	50,000[3]	58,300
Sr. Joel Read	10,000	---	10,000
James A. Sass	22,000	---	22,000
Thomas J. Sheehan	24,200	117,500[4]	141,700
Donald A. Zellmer	40,000[5]	---	40,000

1 Compensation paid to Mr. Blakeslee for a consulting agreement. Mr. Blakeslee entered into a consulting agreement with The Reedsburg Bank through his land use consulting firm, DITECH LTD., on July 1, 2004. The agreement was for one year with automatic renewals unless terminated by either party and provides for annual consulting fees in the amount of $21,000.
2 Mr. Mueller resigned from the Board on August 4, 2006.
3 Compensation paid to Mr. Mueller for a consulting agreement. Mr. Mueller entered into a consulting agreement with Merchants on August 12, 2004. The agreement was for a period of five years and provided for annual consulting fees of $50,000. Mr. Mueller died in September 2006 and the fees due under the consulting agreement continue to be paid to a trust for the benefit of his wife.
4 Compensation paid to Mr. Sheehan for two consulting agreements. Mr. Sheehan resigned his employment position on January 15, 2004 and entered into two separate consulting arrangements with Merchants and its wholly-owned subsidiary, Community Financial Group Mortgage, Inc. The contracts were for 3 years each and provided for annual consulting fees in the amounts of $66,094 and $51,406, respectively. The contracts expired on January 15, 2007 and were not renewed.
5 Mr. Zellmer is the Audit Committee chairman.

RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

Merchants' Board of Directors is in the process of adopting a formal written set of policies and procedures for the review, approval or ratification of related party transactions, which will cover all transactions other than banking transactions (as noted below banking transactions are subject to the approval policies and procedures of a separate policy and the other regulatory requirements of Regulation O). Merchants believes that all existing transactions with persons related to Merchants were at arms length and contained terms that were no less favorable than what Merchants or its subsidiary bank could have obtained from an unaffiliated third party.

Related Person Transactions

Various executive officers and directors of Merchants, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions, including loans, with one or more of Merchants' subsidiary banks in the ordinary course of each such bank's business during 2006. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Merchants and, in the opinion of the management of Merchants' subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features. Merchants has adopted a written policy for approval of credit transactions with its related persons. In addition, banking transactions between Merchants or its subsidiary banks with related parties are subject to compliance with the regulatory requirements of Regulation O.

Pursuant to a lease agreement dated September 30, 1999, 7000 LLC leases the office building housing the Franklin State Bank main office, located at 7000 South 76th Street, Franklin, Wisconsin, to Merchants. 7000 LLC is a Wisconsin Limited Liability Company in which Merchants' Directors J. Michael Bartels, Nicholas S. Logarakis, and James Sass each holds membership interests of approximately 10% of the outstanding membership interests. The annual base rent for the facility amounts to $314,019. The terms of the lease agreement were negotiated between Merchants and 7000 LLC on an arms-length basis, and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

Pursuant to a lease agreement dated December 28, 2000, 14000 LLC leases the office building housing the Lincoln State Bank, New Berlin branch office, located at 14000 West National Avenue, New Berlin, Wisconsin, to Merchants. 14000 LLC is a Wisconsin Limited Liability Company in which Merchants' Directors Bartels, Logarakis, and Sass each holds membership interests of approximately 9% of the outstanding membership interests. The annual base rent for the facilities amounts to $133,626. The terms of the lease agreement were negotiated between Merchants and 14000 LLC on an arms-length basis and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

Pursuant to a lease agreement dated June 7, 2002, Delta Holdings LLC leases the office building housing the Lincoln State Bank, Brookfield office and the former Merchants corporate headquarters, located at 19105 West Capitol Drive, Brookfield, Wisconsin, to Merchants. Delta Holdings LLC is a Wisconsin Limited Liability Company in which Director Logarakis is the sole owner. The annual base rent for the facilities amounts to $251,748. The terms of the lease agreement were negotiated between Merchants and Delta Holdings LLC on an arms-length basis and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

In 2006, Merchants paid $12,128 to Bartels Management Services, Inc. (“BMS”), a real estate development and management company owned by Mr. J. Michael Bartels, as commission for real estate brokerage services provided in conjunction with the leasing of office space at two of Merchants' buildings located at 19105 West Capitol Drive, Brookfield, Wisconsin and 9719 S. Franklin Drive, Franklin, WI 53132. The terms of the real estate broker arrangement were negotiated on an arms-length basis and Merchants believes the terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

On November 1, 2003, Merchants acquired Reedsburg Bancorporation, Inc. ("Reedsburg") and its wholly-owned subsidiary, The Reedsburg Bank. The purchase price for Reedsburg was $36.0 million including $17.8 million in cash, $12.8 million in promissory notes and 146,800 shares of Common Stock valued at $5.4 million based on the average price over the contractual pricing period. Mr. Blakeslee was a shareholder and director of Reedsburg. As a shareholder of Reedsburg, Mr. Blakeslee received part of the purchase price, which consisted of approximately $322,040 in cash, a $700,000 promissory note and 4,906 shares of common stock. Mr. Blakeslee's promissory note will mature on the fifth anniversary of the date of issuance, and principal on the promissory note is due in five equal annual installments on November 1 of each year from 2004 through 2008. The promissory note bears interest at the rate of 5.35% per year, payable quarterly. The promissory note is secured by an irrevocable letter of credit issued by M&I Marshall & Ilsley Bank. Mr. Blakeslee was appointed as a director of Merchants in 2004.

A son of each of Messrs. Murry and Mueller were employed as executive officers of a subsidiary of Merchants and received an aggregate salary and bonus that equaled $125,240, and $157,000, respectively in 2006. The compensation and benefits received by each were established by Merchants in accordance with its employment and compensation practices applicable to employees holding comparable positions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, Merchants' directors and executive officers, as well as certain persons holding more than 10% of Merchants' stock, are required to report their initial ownership of stock and subsequent changes in such ownership to the SEC and Merchants (such requirements hereinafter referred to as “Section 16(a) filing requirements”). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Merchants' knowledge, and based solely upon a review of the copies of such reports furnished to Merchants, with respect to the fiscal year ended December 31, 2006, Merchants' directors and executive officers have complied with the applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses our compensation policies and decisions for 2006 for the five executive officers listed below in the Summary Compensation Table. Throughout this proxy statement, we refer to these five executive officers as our "named executive officers."

Our Compensation Objectives

The objectives of the Personnel/Compensation Committee in establishing compensation arrangements for executive officers are to link compensation with corporate and individual performance in a manner which will attract and retain competent personnel with leadership qualities. The process gives recognition to the compensation practices of competing organizations.

We believe we have designed and implemented a compensation program to achieve those objectives based on the following:

•	Each of our named executive officers receives a base salary which we believe is competitive and fair, but also relatively modest in comparison to representative banks in our region.

•
Each of our named executive officers is eligible to receive annual cash incentive bonuses dependent on our achieving certain company-wide financial performance levels or objectives and certain individual performance goals, such as innovation, leadership and commitment to corporate advancement. In determining the amount of these awards, the Personnel/Compensation Committee evaluates each named executive officer's contribution to our long-term profitability and financial performance, taking into account recommendations from our Chief Executive Officer. In determining the Chief Executive Officer's bonus, we utilize a mathematical calculation based on a variety of factors, primarily related to achievement of corporate financial goals.

•
Our named executive officers are also eligible to receive equity awards under our incentive stock plans. We have not granted stock options to any of our named executive officers since 2004. Our 2006 Stock Incentive Plan prohibits discounted stock options and re-pricing of stock options.

•
Total compensation is higher for individuals with greater responsibility and a greater ability to influence company-wide performance. In addition, a portion of the compensation of our named executive officers is based on variable cash bonuses and equity compensation and such variable compensation is also affected by the individual's level of responsibility within our organization.

•
In determining total compensation for our named executive officers, the Committee considers surveys and data regarding compensation practices of peer group companies, using the median range of all compensation components so that our named executive officers are at or below the median in all categories of compensation.

•
Our compensation program is clear and straightforward. Nearly all of the current compensation to our named executive officers is based on only three components, base salary, annual incentive cash bonuses, and stock option grants. We provide our named executive officers with a very modest level of perquisites or other benefits that are not available to all of our employees. One of our named executive officers, James Bomberg, also participates in a salary continuation plan which provides him with post-retirement benefits.

Our Compensation Process

Compensation for our named executive officers and other key employees is evaluated and determined by the Personnel/Compensation Committee of our Board of Directors. Our Personnel/Compensation Committee consists of 13 directors of Merchants and its subsidiaries. Sister Joel Read is the Chairman of our Personnel/Compensation Committee and the other members of the Personnel/Compensation Committee are Messrs. Blakeslee, Blattner, Goodell, Holton, Casimir Janiszewski, Owens, Pamperin, Rude, James Sass, Zellmer, Ms. Ryan, and Ms. Monreal-Cameron. Each of the members of our Personnel/Compensation Committee is independent under the applicable standards of the NASDAQ Stock Market. Additional information regarding our Personnel/Compensation Committee is disclosed above under "Board Meetings, Attendance and Committees—Personnel/Compensation Committee."

Many key compensation decisions are made during the fourth quarter of the year as the Personnel/Compensation Committee meets to review performance for the current year, determine the amount of the annual cash incentive bonuses and any awards under our 2006 Stock Incentive Plan and to set compensation targets and objectives for the coming year. However, our Personnel/Compensation Committee also views compensation as an ongoing process, and meets regularly throughout the year for purposes of planning and evaluation. The Personnel/Compensation Committee held two regular meetings during 2006 as well as a special executive session held in December 2006 to review performance for 2006. The Personnel/Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the committee as well as materials specifically requested by members of the committee.

Our management plays a significant role in assisting the Personnel/Compensation Committee in its oversight and determination of compensation. Management's role includes assisting the Personnel/Compensation Committee with evaluating employee performance, establishing business performance targets and objectives, recommending salary levels and option grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, peer group analysis and comparisons, and other information requested by the committee. Our Chief Executive Officer works with the Personnel/Compensation Committee in making recommendations regarding our overall compensation policies and plans as well as specific compensation levels for our executive officers and other key employees (other than for himself). Members of management who were present during Personnel/Compensation Committee regular meetings in 2006 included the Chief Executive Officer, Chief Operating Officer, Chief Lending Officer, Director of Human Resources and the Corporate Secretary. The Personnel/Compensation Committee makes all decisions regarding the Chief Executive Officer's compensation without the Chief Executive Officer or any other member of management present.

The Personnel/Compensation Committee's charter authorizes the committee to engage any compensation consultants and other advisers as the committee may deem appropriate. Although the charter does not require that we provide the committee with adequate funding to engage any such advisers, it has been our practice to do so. The Personnel/Compensation Committee annually reviews our compensation philosophy, including a peer review of similarly sized financial institutions, based on asset size, geographic region and number of employees, in order to establish compensation amounts and targets within the median percentile for comparable employment positions. The Personnel/Compensation Committee then takes into consideration the contribution and experience of our executive officers in setting compensation levels and performance targets. It is the intent of the Personnel/Compensation Committee to establish those compensation levels at or slightly below the median, with our named executive officers having the potential opportunity to receive incentive compensation if performance targets are met that would result in the executive's overall compensation exceeding the median in this peer group.

Peer Group

One of the factors considered by the Personnel/Compensation Committee is the relative performance of and the compensation of executives in peer group companies. The peer group is comprised of a subset of the companies included in the SNL Financial Peer Group study that provides relevant comparative information because the nature and scope of their businesses and size of their asset holdings - assets between $500 million and $1 billion as well as companies with assets between $1 and $5 billion - are similar to those of Merchants. The composition of the peer group is reviewed annually. In addition, information is gathered from fourteen holding companies with average assets of $1.8 billion and median assets of $1.6 billion. For the last fiscal year, the peer group companies were:

•	Anchor Bancorp.

•	Baylake Corp.

•	First Busey Corporation

•	Macatawa Bank Corporation

•	First Oak Brook

•	Great Southern Bancorp.

•	Lakeland Financial

•	Mainsource Financial

•	Mercantile Bank Corporation

•	MBT Financial

•	DCB Financial Corp.

•	LNB Bancorp Inc.

•	Main Street Trust Inc.

•	Old Second Bancorp Inc.

Components of Executive Compensation

For named executive officers, the primary components of total compensation continue to be:

•	base salary;

•	annual incentive compensation bonuses; and

•	long-term incentive compensation in the form of awards of stock options.

We evaluate targeted total compensation levels for our named executive officers as well as how each component fits within the targeted total compensation levels. This evaluation is guided by our compensation objectives described above. A portion of potential compensation for our named executive officers is performance-based. For performance-based compensation, we combine (1) annual cash incentive bonuses that are tied to (a) short-term, company-wide measures of operating performance and (b) individual performance goals, rather than appreciation in our stock price (with the exception of the Chief Executive Officer’s total compensation which, in part, is affected by the appreciation or depreciation of Merchants stock price) with (2) long-term equity compensation in the form of stock options.

Base Salary. Base salary is a key component of executive compensation. In determining base salaries, the Personnel/Compensation Committee considers the named executive officer's qualifications and experience, the named executive officer's responsibilities, the named executive officer's past performance, the named executive officer's goals and objectives, and salary levels for comparable positions at peer group companies and other similarly sized companies. For our named executive officers, other than our Chief Executive Officer, we also take recommendations on compensation from our Chief Executive Officer.

The base salaries of the named executive officers have been set by their respective employment agreements. These employment agreements provide base salaries approved by the Personnel/Compensation Committee. In general, the base salaries have been set at or below the median of the peer group of companies in our industry evaluated by the Personnel/Compensation Committee (see "Peer Group"). The base salaries of the named executive officers are evaluated on an annual basis by the Personnel/Compensation Committee, and modifications are approved by the Personnel/Compensation Committee in its discretion taking into account input from our Chief Executive Officer (except with respect to the base salary paid to our Chief Executive Officer).

For 2006, the base salaries for Messrs. Murry, Bomberg and Cichurski remained the same and have stayed at the same levels since 2004. For 2006, the base salaries for Messrs. Kaminski and Klug remained the same and have stayed at the same level since 2005. It has been Merchants philosophy to set the named executive officers’ base salaries at a level which is lower than the median base salary level for similarly positioned executive officers of companies in the peer group referenced above. These levels have been maintained for the past several years. As noted below, Merchants provides incentive pay in the form of an annual bonus as a means to equalize the total compensation of its named executive officers with the median peer group total compensation.

Annual Incentive Bonuses. Executive officers and certain other full-time employees are eligible to receive annual incentive cash bonuses under our discretionary bonus plan. Although the Personnel/Compensation Committee reviews performance of the named executive officers in light of Merchants' goals and objectives, the Personnel/Compensation Committee has the discretionary authority to set and modify awards based on factors related to individual and company performance, including by comparing company performance to the named executive officer's specific goals and targets. Participants under our bonus plan include the named executive officers and certain other members of our management. On an annual basis, our Personnel/Compensation Committee, with the help of our Chief Executive Officer, reviews and approves the performance of the persons eligible for participation in the plan and determines whether the performance of the persons and of Merchants justifies awarding a cash bonus.

In its December 2006 meeting, our Personnel/Compensation Committee awarded discretionary bonuses for 2006 to each of Messrs. Klug, Bomberg, Cichurski and Kaminski. For the named executive officers (with the exception of the Chief Executive Officer), the amount of the bonus is recommended to the Committee by the Chief Executive Officer, based on his and the applicable named executive officer’s immediate supervisor’s evaluation of the achievement of corporate and individual goals and assessment of subjective factors such as leadership, innovation and commitment to corporate advancement. Overall, in 2006, bonus awards were reduced by 50% over the previous year’s amount because corporate goals were not being fully achieved. The exception to this was Mr. Klug, who was granted a bonus equal to the previous year’s level in order to begin to bridge the gap between his total compensation and the peer group median total compensation for individuals in his position within the organizations comprising the peer group referenced above.

No discretionary bonus was awarded for 2006 to Michael Murry, our Chief Executive Officer. In determining Mr. Murry’s 2006 compensation, the Committee utilized a mathematical calculation based on seven performance factors:

•	earnings per share growth over 2005;
•	increased return on equity as compared to 2005;
•	a more favorable stock price return as compared to a Stifel index of comparable bank holding companies and the S&P 500;
•	a reduction in our efficiency ratio as compared to 2005;
•	internal asset growth exceeding certain thresholds over the prior year;
•	internal loan growth exceeding certain thresholds over the prior year; and
•	a positive comparison to our peer group companies with respect to our percentage of total non-performing assets as compared to our total assets.

Each of these factors is assigned a weighted value based upon the importance of the goal and all of the factors add up to 100%. If all of the threshold factors were satisfied for a given year, Mr. Murry would earn a bonus equal to his base salary for that year. For example, if our performance resulted in two of the thresholds for the factors being met and those two thresholds had a combined weighted average of 20%, then Mr. Murry would earn a bonus of 20% of his base salary for that year. Notwithstanding the fact that Mr. Murry may earn a bonus under the foregoing mathematical formula, Mr. Murry informed the Personnel/Compensation Committee that he would not accept a bonus for 2006 based upon our overall performance for the applicable year.

The following table sets forth the bonus amounts paid to our named executive officers in January 2007 for their performance in 2006.

Name	2006 Bonus Amounts
Michael J. Murry	$0
Frederick Klug	$35,000
James Bomberg	$37,000
Edward Cichurski	$20,000
Conrad Kaminski	$17,000

Equity Based Compensation. From time to time, we have historically made stock option grants to our executive officers. We have done so on the basis that such awards would provide an effective means of aligning the long-term interests of our employees, including our named executive officers, with our shareholders. Our 2006 Stock Incentive Plan authorizes the Personnel/Compensation Committee to issue both stock options and shares of restricted stock. To date, we have not made any grants to our named executive officers under the 2006 Stock Incentive Plan. In years prior to adoption of the 2006 Stock Incentive Plan, we have made grants to our named executive officers consisting solely of stock options. Our shareholders approved the 2006 Stock Incentive Plan at the 2006 annual meeting of our shareholders.

In determining the total size of the option grants or other stock awards, the Personnel/Compensation Committee considers various factors such as our performance, the performance of the proposed recipient, the level of responsibility of the proposed recipient, and the existing option holdings of the proposed recipient, including the expiration, exercise and vesting terms for outstanding options.

Historically, all option grants to named executive officers have incorporated the following terms:

•	the term of the option does not exceed ten years;

•	the grant price is not less than the market price of our common stock on the date of grant; and

•	re-pricing of options is prohibited unless approved by our shareholders.

We did not grant any stock options or award any shares of restricted stock to our named executive officers during 2006 or in 2007 based upon our performance for 2006

Perquisites and Other Compensation. Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance and 401(k) plans. In addition, three of our named executive officers are provided the use of a company automobile and additional life insurance coverage. These benefits are included in the Summary Compensation Table in the "All Other Compensation" column.

Moreover, we have established a Salary Continuation Agreement to provide benefits to one of our named executive officers, James Bomberg, upon retirement. Under the Salary Continuation Agreement we agree to pay the named executive officer additional benefits at retirement in return for his continued satisfactory performance. Under the Salary Continuation Agreement, Mr. Bomberg will receive annual retirement benefits of $60,700 if he terminates at age 65, which benefit will continue for a period of 15 years. As of December 31, 2006, Mr. Bomberg was eligible for early retirement benefits (based on a reduced amount of the normal retirement benefit) under the Salary Continuation Agreement, payable for a period of 15 years commencing upon his termination of employment. The Salary Continuation Agreement is informally linked to a life insurance policy. The executive is the insured under the policy, but we are the owner and beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof.

Change of Control and Severance Benefits

We have entered into an employment agreement with each of our named executive officers. These employment agreements set forth the terms and conditions for employment of the executive officers, and include severance benefits upon certain terminations of employment, including benefits for a termination of employment following a change in control, and noncompetition and confidentiality covenants restricting the executive's activities both during and for a period of time after employment. These employment agreements are summarized in more detail below under "Employment Agreements" and "Post-Employment Compensation."

The employment agreements with Mr. Murry, Mr. Bomberg, Mr. Klug, Mr. Cichurski and Mr. Kaminski provide for continuation of salary, a payment based on the prior year cash bonus award and medical, dental and health coverage benefits for a period after termination of employment by us for cause (as defined in the employment agreements). Additionally, the employment agreements with Mr. Murry, Mr. Bomberg and Mr. Kaminski, provide similar benefits for a period after termination of employment by the executive officer for cause (as defined in the employment agreements), or within twelve months after a change of control. We believe that these severance benefits are important as a recruitment and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the named executive officers under the employment agreements. The terms of these arrangements and the amount of benefits available to the named executive officers are described below under "Post-Employment Compensation."

Under our 2006 Stock Incentive Plan, the Board of Directors or the Personnel/Compensation Committee has the discretion to accelerate the vesting of stock options upon a change of control, but is not required to do so. All options currently outstanding under our other stock incentive plans are fully vested.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for nonperformance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation's chief executive officer and the four other most highly compensated executive officers. Through the end of 2006, we do not believe that any of the compensation paid to our executive officers exceeded the limit on deductibility in section 162(m). Our 2006 Stock Incentive Plan is intended to satisfy the requirements for "performance-based compensation" under section 162(m) of the Code, including the requirement that such plan be approved by our shareholders. As a result, we believe that awards under this plan satisfy the requirements for "performance-based compensation" under section 162(m) and, accordingly, do not count against the $1,000,000 limit and are deductible by us. Other compensation paid or imputed to individual executive officers covered by section 162(m) may not satisfy the requirements for "performance-based compensation" and may cause nonperformance-based compensation to exceed the $1,000,000 limit, and would then not be deductible by us to the extent in excess of the $1,000,000 limit. Although the Personnel/Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, we believe that it is not in the shareholders’ interest to restrict the Personnel/Compensation Committee's discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Personnel/Compensation Committee may approve compensation that is not fully deductible.

Report of the Personnel/Compensation Committee

The Personnel/Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management and, based on such review and discussions with management, the Personnel/Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

PERSONNEL/COMPENSATION COMMITTEE:

Steven R. Blakeslee	John Blattner
Rodney T. Goodell	Thomas Holton
Casmir Janiszewski	Jon Owens
Richard Pamperin	Brian Rude
James A. Sass	Donald A. Zellmer
Sister Joel Read	Elsie Ryan
Maria Monreal-Cameron

Summary Compensation Table

The following table provides information for 2006 concerning the compensation paid by us to the person who served as our principal executive officer in 2006, the person who served as our principal financial officer in 2006 and our three other most highly compensated executive officers based on their total compensation in 2006. We refer to these five executive officers as our "named executive officers" in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (Note 1)	Change in Pension Value ($) (Note 2)	All Other Compensation ($) (Note 3)	Total ($)
Michael J. Murry, Chief Executive Officer	2006	320,000	--	--	39,639	359,639
Fredrick R. Klug, Chief Financial Officer	2006	135,000	35,000	--	6,800	176,800
James F. Bomberg, Executive Vice President	2006	205,000	37,000	38,453	21,597	302,050
Edward H. Cichurski, President Community Financial Group	2006	173,000	20,000	--	8,520	201,520
Conrad C. Kaminski, President	2006	190,000	17,000	--	45,880	252,880

Explanatory Notes for Summary Compensation Table:

1. Bonus payment made in the discretion of the Personnel/Compensation Committee in December 2006 based on 2006 performance. See "Compensation Discussion and Analysis."

2. This column discloses the aggregate change in the actuarial present value of Mr. Bomberg's accumulated benefit under his Salary Continuation Plan using the measurement date set forth in our audited consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2007. See "Compensation Discussion and Analysis" for a description of the Salary Continuation Plan.

3. The table below shows the components of this column, which include Merchants' match for each individual's 401(k) plan contributions, the cost of premiums paid by the Corporation for term life insurance under which the named executive officer is a beneficiary and perquisites.

Name	401(k) Match ($)	Life Insurance ($)	Perquisites* ($)	Total "All Other Compensation" ($)
Michael J. Murry	8,800	29,418	1,421	39,639
Frederick R. Klug	6,800	--	--	6,800
James F. Bomberg	8,800	10,592	2,205	21,597
Edward H. Cichurski	8,520	--	--	8,520
Conrad C. Kaminski	8,800	34,037	3,043	45,880

* Merchants owns certain vehicles used by the respective named executive officers. Amounts reflected above represent the value of the vehicle as determined by what it would cost Merchants to lease the vehicle from an independent third party. The amounts have been further reduced to reflect the portion of the value of the vehicle which is used for non-business purposes.

Grants of Plan-Based Awards

Merchants did not grant any awards in 2006 to the named executive officers.

Outstanding Equity Awards At Fiscal Year End Table

The following table provides information regarding unexercised options held by our named executive officers at December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)
Michael J. Murry	5,814	--	28.31	05/01/08
	2,222	--	45.00	02/13/14
Frederick R. Klug	2,100	--	46.00	01/15/14
James F. Bomberg	2,695	--	28.10	05/01/08
	2,000	--	45.00	02/13/14
Edward H. Cichurski	1,500	--	45.00	02/13/14
Conrad C. Kaminski	630	--	28.10	05/01/08
	1,500	--	45.00	02/13/14

(1) Each of the common stock options were fully vested on the date of grant.

Option Exercises Table

None of the named executive officers acquired any shares of common stock upon exercise of outstanding options or pursuant to the vesting of outstanding restricted stock awards during 2006.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Murry	--	--	--	--
Frederick R. Klug	--	--	--	--
James F. Bomberg	Salary Continuation Agreement (1)	N/A (1)	$311,622 (1)	0
Edward H. Cichurski	--	--	--	--
Conrad C. Kaminski	--	--	--	--
_________________

(1) The present value of the accumulated benefit under Mr. Bomberg's Salary Continuation Agreement was determined as of December 31, 2006 assuming a discount rate of 10% and assuming normal retirement age, as provided in the agreement, of age 65. See "Post Employment Compensation - Salary Continuation Agreement Benefits" for additional information.

Employment Agreements

In January of 1996, Merchants entered into employment agreements with Messrs. Murry, Bomberg and Kaminski. Messrs. Murry, Bomberg and Kaminski serve as Chairman of the Board of Directors and Chief Executive Officer of Merchants; Executive Vice President and Chief Lending Officer of Merchants; and President of Merchants, respectively. With the exception of the employment agreement with Mr. Murry, all of the employment agreements replace previous employment agreements with the respective officers.

On September 8, 2000, Merchants entered into an employment agreement with Mr. Edward Cichurski to serve as President of Community Financial Group Financial Services, Inc. Mr. Cichurski retired effective January 31, 2007, terminating his employment agreement with Merchants. Merchants subsequently entered into a consulting agreement with Mr. Cichurski as of February 1, 2007 for a seven-year term.

On October 26, 2006, Merchants entered into an employment agreement with Mr. Frederick Klug to serve as Executive Vice President and Chief Financial Officer of Merchants.

Except for the employment agreement with Mr. Murry, all of the employment agreements have terms of three years. Mr. Murry's employment agreement has a term of five years. Each employment agreement is automatically extended on each anniversary date of the date of the agreement for an additional year so that the then-modified term equals the original term of the agreement, unless either party has given advance notice that the agreement will not be extended, in which case the agreement expires at the end of its then-remaining term. For example, absent written notice of termination, the term of Mr. Murry's employment agreement is reset at five years on each anniversary date of the employment agreement. Duties to be performed under the agreements are set forth therein. Compensation for services rendered under the employment agreements consists of a base salary, as set forth in the agreements, and participation in bonus and other benefit plans of Merchants. The term of Mr. Kaminski's agreement will expire on January 2, 2008.

If the agreements are terminated by the employer prior to their expiration for reasons other than the employee's death, retirement, disability, or other than for cause as defined in the agreements, or, with respect to Mr. Murry, Mr. Bomberg or Mr. Kaminski, if the employee terminates the agreement for cause as defined in the agreement or after a change in control, as defined in the agreements, then the employee will receive severance payments equal to the sum of the base salary in effect at termination plus the cash bonus, if any, for the year prior to termination times the number of years of the remaining employment term. In addition, the employee will receive fringe benefits over the number of years remaining in the employment term. Mr. Murry's and Mr. Bomberg's employment agreement also provides for an additional severance benefit equal to the amount that would have been received by him under Merchants' tax qualified retirement plans (both matching contributions and profit sharing contributions, up to a maximum of $8,800 per year) for the remainder of the employment term. Alternatively, if termination occurs because of death, retirement or for cause, or if the employee terminates without cause, then the employer is obligated to pay the compensation and benefits only through the date of termination. If termination occurs due to disability, as defined in the employment agreements, the employee will be entitled to payment of his base salary at 100% for one year and at 75% for the remaining portion of the employment term, adjusted by payments received by the employee pursuant to disability insurance and social security and workers compensation programs.

Each employment agreement limits the amount of severance benefits payable to the executive under the agreement in the event the severance benefits, together with any other compensation payable to the executive, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and in connection with a “change in ownership or control” (as defined in the Internal Revenue Code). In such case, the amount of the severance benefits payable to the executive under the agreement would be reduced to the amount that is 2.99 times the executive’s “base amount” (as defined in the Internal Revenue Code, which generally equals the average annual compensation reported on the executive’s Form W-2 for the five calendar years prior to a change in ownership or control).

The employment agreements all provide that during the employment period and for one year thereafter, the employee will not accept employment with any Significant Competitor, as that term is defined in the employment agreements, of Merchants or its affiliates.

Post-Employment Compensation

Pension/Retirement Plan Benefits

We do not provide any pension benefits to any of our named executive officers. Our named executive officers are eligible to participate in our 401(k) plan on the same terms as our other employees. In any plan year, we will contribute to each participant a matching contribution equal to 1% and a profit sharing contribution equal to 3%, up to a maximum combined contribution of $ 8,800. All of our named executive officers participated in our 401(k) plan during 2006 and received matching contributions.

Salary Continuation Agreement Benefits

We have entered into a Salary Continuation Agreement to provide retirement income for one of our named executive officers, Mr. Bomberg. The Salary Continuation Agreement, established in 1992, is a nonqualified executive benefit plan in which we agreed to pay Mr. Bomberg additional benefits at retirement in return for his continued satisfactory performance. Under the Salary Continuation Agreement, Mr. Bomberg will receive annual retirement benefits of $60,700 if he terminates at age 65, which benefit will continue for a period of 15 years. As of December 31, 2006, Mr. Bomberg was eligible for early retirement benefits (based on a reduced amount of the normal retirement benefit) under the Salary Continuation Agreement, payable for a period of 15 years commencing upon his termination of employment. The Salary Continuation Agreement is informally linked to a life insurance policy. Mr. Bomberg is the insured under the policy, but we are the owner and beneficiary of the policy. Mr. Bomberg has no claim on the insurance policy, its cash value or the proceeds thereof.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of our named executive officers that provide for severance benefits upon certain terminations of employment, including benefits for a termination of employment following a change of control (as defined the employment agreements).

The employment agreements with Messrs. Murry, Bomberg and Kaminski provide that if the executive officer's employment is terminated by us without cause (as defined in the employment agreements, which generally includes a termination for the failure to substantially perform his duties or for misconduct), by the executive "for cause" (as defined in the employment agreements, which generally includes termination due to a reduction in duties, a salary reduction or the relocation of the executive without consent) or by the executive for any reason within twelve months following a change in control, the executive officer will be entitled to severance benefits equal to the executive officer's then effective base salary, plus the cash bonus, if any, awarded for the year prior to termination multiplied by the number of years remaining in the employment term. In addition, the executive officer will receive fringe benefits over the number of years remaining in the employment term. Mr. Murry’s and Mr. Bomberg’s employment agreement also provides for an additional severance benefit equal to the amount that would have been received by him under the Merchants' tax qualified retirement plans (both matching contributions and profit sharing contributions, up to a maximum of $8,800 per year) for the remainder of the employment term. Alternatively, if the executive officer's employment terminates due to his or her disability (as defined in the employment agreements), the executive officer will be entitled to payment of his or her base salary at 100% for one year and at 75% for the remaining portion of the employment term, which amount will be adjusted by payments received by the executive officer pursuant to disability insurance and social security and workers compensation programs.

Our employment agreement with Mr. Klug is similar to those described above, except that it does not provide severance benefits to the executive upon a termination by the executive "for cause" or by the executive resigning for any reason within twelve months following a change in control.

Each employment agreement limits the amount of severance benefits payable to the executive under the agreement in the event the severance benefits, together with any other compensation payable to the executive, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and in connection with a “change in ownership or control” (as defined in the Internal Revenue Code). In such case, the amount of the severance benefits payable to the executive under the agreement would be reduced to the amount that is 2.99 times the executive’s “base amount” (as defined in the Internal Revenue Code, which generally equals the average annual compensation reported on the executive’s Form W-2 for the five calendar years prior to a change in ownership or control).

Under the employment agreements for each of Messrs. Murry, Klug, Bomberg, and Kaminski, if their employment had been terminated as of December 31, 2006 under circumstances requiring payment of severance benefits as described above, other than in connection with a disability of the executive officer, the maximum value of the severance benefit payable to them under the agreements would have been as follows: Mr. Murry: $2,290,144; Mr. Klug: $530,919; Mr. Bomberg: $601,072; and Mr. Kaminski: $242,711. In the event of a termination of employment under circumstances where the severance benefits payable to Mr. Murry or Mr. Klug would have constituted an “excess parachute payment,” the amount of the severance benefits payable to each of them would have been limited to $1,277,067 and $307,720, respectively.

Under each of Messrs. Murry, Klug, Bomberg and Kaminski's employment agreements, if their employment had been terminated as of December 31, 2006 under circumstances requiring payment of severance benefits as described above in connection with a disability of the executive officer, the maximum value of the severance benefits payable to them under the agreements would have been as follows: Mr. Murry: $1,086,944; Mr. Klug: $370,107; Mr. Bomberg: $382,222; and Mr. Kaminski: $201,736. Mr. Cichurski retired effective January 31, 2007, terminating his employment agreement with Merchants. See “Employment Agreement” section for additional information.

As provided by the applicable stock incentive plan, a change in control of Merchants provides for the immediate vesting of all outstanding options. All of the issued and outstanding options held by the named executive officers were fully vested as of December 31, 2006.

Compensation Committee Interlocks and Insider Participation

Certain entities affiliated with Messrs. Blakeslee, Blattner, Holton, Casimir Janiszewski, Sass, and Ms. Ryan had loans with subsidiary banks of Merchants.  Messrs. Blakeslee, Blattner, C. Janiszewski, Owens, Ms. Ryan, and Ms. Monreal-Cameron also had personal loans with subsidiary banks of Merchants. See “Election of Directors - Certain Transactions.” There are no other interlocking relationships as defined by the SEC, and no Merchants officer is a member of the Personnel/Compensation Committee.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Merchants has:

•	Reviewed and discussed Merchants' audited consolidated financial statements for the year ended December 31, 2006, with management and McGladrey & Pullen, LLP, Merchants' independent auditors;

•	Discussed with the McGladrey & Pullen, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees; and

•
Received and discussed with the independent auditors the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on the Audit Committee's reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Merchants' Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

The Audit Committee:

William Adamany, Sr.	Dr. Francisco Aguilar
Richard Bemis	Steven Blakeslee
Robert Gavin	Steven Holte
Kenneth Panos	Sister Joel Read
Donald Zellmer

Fees of Independent Auditors

The following table summarizes the fees Merchants paid for audit and nonaudit services rendered by Merchants' independent auditors, McGladrey & Pullen, LLP, during 2006 and 2005:
Description	2006	2005
Audit Fees[1]	$400,865	$612,027
Audit-Related Fees[2]	43,945	36,775
Tax Service Fees[3]	41,195	48,870
Total	$486,005	$697,672

(1)
Audit fees consist of fees for professional services rendered for the audit of the Merchants' financial statements, the audit of the effectiveness of Merchants' internal control over financial reporting as of December 31, 2006 and 2005; the reviews of the financial statements included in Merchants' quarterly reports; and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees principally for professional services rendered for the audit of Merchants' employee benefit plans, due diligence acquisition audits, and technical accounting, consulting and research.

(3)
Tax service fees consist of compliance fees for the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning, and tax advice. Tax service fees also include fees relating to other tax advice, tax consulting, and planning other than for tax compliance and preparation.

The Audit Committee of the Board of Directors of Merchants considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of McGladrey & Pullen, LLP.

Pre-approval Policy

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Merchants' independent auditors. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

Since the effective date of the SEC rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of Merchants' independent auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Expert

Our Board of Directors has determined that one of the members of the Audit Committee, Donald A. Zellmer, qualifies as an "audit committee financial expert" as defined by the rules of the SEC based on his work experience and education.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of McGladrey & Pullen, LLP served as Merchants' independent auditors for the fiscal year ended December 31, 2006 and it is anticipated that such firm will be appointed to act as Merchants' independent auditors for the fiscal year ending December 31, 2007. Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

OTHER MATTERS

In January and February 2007, Merchants received four shareholder proposals for inclusion in this proxy statement. Since each of these proposals was received by Merchants after the deadline of December 15, 2006 for shareholder proposals under Rule 14a-8, Merchants did not include the proposals in this proxy statement. The four proposals related to the following: (1) requesting that Merchants engage the services of a qualified profit improvement expert or other consultant, (2) requesting that Merchants take actions to improve the profitability of Merchants and enhance shareholder value, including through certain asset sales or other dispositions, (3) requesting that Merchants submit compensation arrangements annually to shareholders for review and approval, and (4) requesting that Merchants form a shareholder oversight committee to consult with the Board on profit improvement. It is possible that one or more of these shareholders may submit these proposals from the floor of the Annual Meeting for a vote of the shareholders. If any of these matters are properly presented at the Annual Meeting for a vote under applicable law and Merchants' articles of incorporation and by-laws, the persons named in the proxies solicited pursuant to this proxy statement intend to exercise their discretionary voting authority to vote against any such proposal.

If other matters are properly presented at the Annual Meeting, the persons named in the proxies will have discretion to vote in accordance with their own judgment in such matters.

By Order of the Board of Directors,
Michael J. Murry
Chairman of the Board of Directors and
Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS OF

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

May 14, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

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TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

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INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
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âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: To elect the three persons as Class III Directors and the one person as Class II Directors as discussed in the Proxy Statement dated April 9, 2007 attached hereto.			The Board of Directors recommends a vote FOR the election of the four persons listed at left.
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES ™ Michael J. Murry ™ William L. Adamany, Sr. ™ Nicholas S. Logarakis ™ Richard C. Bemis	Class III Class III Class III Class II
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